Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-277609 and No. 333-275507) and Form S-8 (No. 333-277608, No. 333-283940, No. 333-276027, No. 333-263654, No. 333-253883, No. 333-237041, No. 333-229975, and No. 333-222758) of Vyne Therapeutics Inc. of our report dated March 31, 2026, except for the effects of the exchange ratio discussed in Note 1, as to which the date is August 13, 2026, relating to the financial statements of Yarrow Bioscience, Inc. appearing in this Current Report on Form 8-K/A dated August 13, 2026.

/s/ Baker Tilly US, LLP

Irvine, California

August 13, 2026